Exhibit 99.1

PRESS RELEASE

Investor Relations:

Mark Alexee

303-605-1042

Chipotle Mexican Grill, Inc. Announces Fourth Quarter and Full Year 2015 Results;

CDC Investigation Over; Chipotle Welcomes Customers Back to Restaurants

Denver, Colorado  – (Business Wire)  – February 2, 2016  – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its fourth quarter and full year ended December 31, 2015.

Highlights for the fourth quarter of 2015 as compared to the fourth quarter of 2014 include:

•	Revenue decreased 6.8% to $997.5 million
•	Comparable restaurant sales decreased 14.6%
•	Restaurant level operating margin was 19.6%, a decrease of 700 basis points
•	Net income was $67.9 million, a decrease of 44.0%
•	Diluted earnings per share was $2.17, a decrease of 43.5%
•	Opened 79 new restaurants

Highlights for the twelve months ended December 31, 2015 as compared to the prior year include:

•	Revenue increased 9.6% to $4.5 billion
•	Comparable restaurant sales increased 0.2%
•	Restaurant level operating margin was 26.1%, a decrease of 110 basis points
•	Net income was $475.6 million, an increase of 6.8%
•	Diluted earnings per share was $15.10, an increase of 6.9%
•	Opened 229 new restaurants

“The fourth quarter of 2015 was the most challenging period in Chipotle’s history, but the Centers for Disease Control and Prevention has now concluded its investigation into the recent E. coli incidents associated with Chipotle. We are pleased to have this behind us and can place our full energies to implementing our enhanced food safety plan that will establish Chipotle as an industry leader in food safety. We are extremely focused on executing this program, which designs layers of redundancy and enhanced safety measures to reduce the food safety risk to a level as near to zero as is possible. By adding these programs to an already strong and proven food culture, we strongly believe that we can establish Chipotle as a leader in food safety just as we have become a leader in our quest for the very best ingredients we can find,” said Steve Ells, founder, chairman and co-CEO of Chipotle.

Fourth quarter 2015 results

Revenue for the quarter was $997.5 million, a 6.8% decrease compared to the fourth quarter of 2014. The decrease was due primarily to a 14.6% decrease in comparable restaurant sales.  The decrease in comparable restaurant sales was due to publicity during the quarter surrounding food-borne illness incidents associated with a number of Chipotle restaurants.

We opened 79 new restaurants during the quarter, bringing the total restaurant count to 2,010.

Food costs were 33.8% of revenue, a decrease of 120 basis points as compared to the fourth quarter of 2014, as a result of relief in dairy, avocado and beef prices and the benefit of our menu price increase, partially offset by costs related to food waste and testing.

Restaurant level operating margin was 19.6% in the quarter, a decrease of 700 basis points from the fourth quarter 2014. The decrease was primarily driven by the significant decrease in comparable restaurant sales and non-recurring costs related to the food-borne illness incidents, partially offset by favorable food costs.

General and administrative expenses were 4.7% of revenue, a decrease of 100 basis points due primarily to lower non-cash stock-based compensation expense and bonus costs, partially offset by higher wages as we grew.

Net income for the fourth quarter of 2015 was $67.9 million, or $2.17 per diluted share, compared to $121.2 million, or $3.84 per diluted share, in the fourth quarter of 2014. Diluted earnings per share of $2.17 was higher than prior expectations of $1.70 to $1.90 per share primarily driven by lower non-cash stock based compensation expense related to vesting of performance shares.

Full year ended December 31, 2015 results

Revenue for the full year of 2015 was $4.5 billion, up 9.6% from the prior year. The growth in revenue was driven by sales from new restaurants not yet in the comparable base.

We opened 229 new restaurants during the full year of 2015, bringing the total restaurant count to 2,010.

Food costs were 33.4% of revenue, a decrease of 120 basis points as compared to the prior year, primarily as a result of the benefit of menu price increases and relief in dairy and avocado costs. The decrease was partially offset by inflation on beef.

Restaurant level operating margin was 26.1% for the full year of 2015, a decrease of 110 basis points from the prior year. The decrease was primarily driven by higher labor and other operating costs, partially offset by lower food costs.

General and administrative expenses were 5.6% of revenue, a decrease of 110 basis points due to decreased non-cash stock-based compensation expense, lower bonus expense, and decreased expense associated with our biennial All Managers’ Conference held in the third quarter of 2014, partially offset by higher wages as we grew.

Net income for the full year 2015 was $475.6 million, or $15.10 per diluted share, compared to $445.4 million, or $14.13 per diluted share in the full year 2014.

“2016 will be a very difficult year relative to our past performance. But, by staying true to our food culture and unique people culture, and layering on our rigorous food safety program, we are confident that we are now in a position to aggressively welcome customers into our restaurants and restore customer confidence in the things that make Chipotle great. With our full commitment to becoming an industry leader in food safety, and our continued focus on delivering an exceptional customer experience, we are confident that Chipotle will emerge as an even stronger company,” said Monty Moran, co-CEO of Chipotle.

On January 28, 2016, Chipotle was served with a subpoena broadening the scope of the previously-announced criminal investigation by the U.S. Attorney’s office for the Central District of California.  The new subpoena requires us to produce documents and information related to company-wide food safety matters dating back to January 1, 2013, and supersedes the subpoena served in December 2015 that was limited to a single Chipotle restaurant in Simi Valley, California.  We intend to fully cooperate in the investigation.

Additionally, our Board of Directors has approved the investment of up to an additional $300 million, exclusive of commissions, to repurchase shares of our common stock. This repurchase authorization, in addition to up to approximately $178 million available as of January 31 for repurchases under previously announced repurchase authorizations, may be modified, suspended, or discontinued at any time.

Outlook

For 2016, management expects the following:

•	220-235 new restaurant openings
•	An effective full year tax rate of approximately 39.0%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for restaurants in operation for at least 13 full calendar months.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the fourth quarter and full year 2015 financial results on Tuesday, February 2, 2016 at 5:00 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-523-1232 or for international callers by dialing 1-719-325-4877. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 214044. The replay will be available until February 9, 2016. The call will be webcast live from the company's website at chipotle.com under the investor relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and co-CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that—where possible—are sustainably grown and raised responsibly with respect for the animals, the land, and the farmers who produce the food. In order to achieve this vision, we focus on building a special people culture that is centered on creating teams of top performers empowered to achieve high standards. This people culture not only leads to a better dining experience for our customers, it also allows us to develop future leaders from within. Chipotle opened with a single restaurant in 1993 and operates more than 2,000 restaurants, including 23 Chipotle restaurants outside the US, 13 ShopHouse Southeast Asian Kitchen restaurants, and is an investor in a consolidated entity that owns and operates three Pizzeria Locale restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings and effective tax rates for 2016, as well as statements regarding our enhanced food safety plan and restoring customer confidence in Chipotle, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases due to factors such as changes in consumers’ acceptance of and enthusiasm for our brand, including as a result of recent food-borne illness incidents, the impact of competition, or our possible inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies or higher food costs due to new supply chain protocols; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, advertising claims or other matters; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; risks related to our marketing and advertising strategies and ability to protect our brand and reputation; risks associated with our ability to effectively manage our growth; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our website at chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,
	2015		2014
Revenue	$997,507	100.0%	$1,069,811	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	337,065	33.8	373,991	35.0
Labor	260,585	26.1	237,310	22.2
Occupancy	68,143	6.8	60,930	5.7
Other operating costs	136,184	13.7	112,732	10.5
General and administrative expenses	46,875	4.7	60,929	5.7
Depreciation and amortization	34,140	3.4	29,750	2.8
Pre-opening costs	5,452	0.5	4,088	0.4
Loss on disposal of assets	5,450	0.5	2,209	0.2
Total operating expenses	893,894	89.6	881,939	82.4
Income from operations	103,613	10.4	187,872	17.6
Interest and other income (expense), net	1,795	0.2	885	0.1
Income before income taxes	105,408	10.6	188,757	17.6
Provision for income taxes	(37,534)	(3.8)	(67,523)	(6.3)
Net income	$67,874	6.8%	$121,234	11.3%
Other comprehensive loss, net of income taxes:
Foreign currency translation adjustments	(1,718)		(1,008)
Unrealized loss on investments, net of income taxes of $946 and $0	(1,522)		-
Other comprehensive loss, net of income taxes	(3,240)		(1,008)
Comprehensive income	$64,634		$120,226
Earnings per share:
Basic	$2.19		$3.91
Diluted	$2.17		$3.84
Weighted average common shares outstanding:
Basic	31,027		31,024
Diluted	31,312		31,542

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

	Year ended December 31,
	2015		2014
Revenue	$4,501,223	100.0%	$4,108,269	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,503,835	33.4	1,420,994	34.6
Labor	1,045,726	23.2	904,407	22.0
Occupancy	262,412	5.8	230,868	5.6
Other operating costs	514,963	11.4	434,244	10.6
General and administrative expenses	250,214	5.6	273,897	6.7
Depreciation and amortization	130,368	2.9	110,474	2.7
Pre-opening costs	16,922	0.4	15,609	0.4
Loss on disposal of assets	13,194	0.3	6,976	0.2
Total operating expenses	3,737,634	83.0	3,397,469	82.7
Income from operations	763,589	17.0	710,800	17.3
Interest and other income (expense), net	6,278	0.1	3,503	0.1
Income before income taxes	769,867	17.1	714,303	17.4
Provision for income taxes	(294,265)	(6.5)	(268,929)	(6.5)
Net income	$475,602	10.6%	$445,374	10.8%
Other comprehensive loss, net of income taxes:
Foreign currency translation adjustments	(6,322)		(2,049)
Unrealized loss on investments, net of income taxes of $946 and $0	(1,522)		-
Other comprehensive loss, net of income taxes	(7,844)		(2,049)
Comprehensive income	$467,758		$443,325
Earnings per share:
Basic	$15.30		$14.35
Diluted	$15.10		$14.13
Weighted average common shares outstanding:
Basic	31,092		31,038
Diluted	31,494		31,512

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	December 31,
	2015	2014
		(as adjusted) (1)
Assets
Current assets:
Cash and cash equivalents	$248,005	$419,465
Accounts receivable, net of allowance for doubtful accounts of $1,176 and $1,199 as of December 31, 2015 and December 31, 2014, respectively	38,283	34,839
Inventory	15,043	15,332
Prepaid expenses and other current assets	39,965	34,795
Income tax receivable	58,152	16,488
Investments	415,199	338,592
Total current assets	814,647	859,511
Leasehold improvements, property and equipment, net	1,217,220	1,106,984
Long term investments	622,939	496,106
Other assets	48,321	42,777
Goodwill	21,939	21,939
Total assets	$2,725,066	$2,527,317
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$85,709	$69,613
Accrued payroll and benefits	64,958	73,894
Accrued liabilities	129,275	102,203
Total current liabilities	279,942	245,710
Deferred rent	251,962	219,414
Deferred income tax liability	32,305	21,561
Other liabilities	32,883	28,263
Total liabilities	597,092	514,948
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of December 31, 2015 and December 31, 2014, respectively	-	-
Common stock $0.01 par value, 230,000 shares authorized, and 35,790 and 35,394 shares issued as of December 31, 2015 and December 31, 2014, respectively	358	354
Additional paid-in capital	1,172,628	1,038,932
Treasury stock, at cost, 5,206 and 4,367 common shares at December 31, 2015 and December 31, 2014, respectively	(1,234,612)	(748,759)
Accumulated other comprehensive income (loss)	(8,273)	(429)
Retained earnings	2,197,873	1,722,271
Total shareholders' equity	2,127,974	2,012,369
Total liabilities and shareholders' equity	$2,725,066	$2,527,317

(1) Balances were adjusted because we adopted Financial Accounting Standards Board Accounting Standards Update No. 2015-07, “Income Taxes” which requires that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Year ended December 31,
	2015	2014
Operating activities
Net income	$475,602	$445,374
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	130,368	110,474
Deferred income tax (benefit) provision	11,666	(20,671)
Loss on disposal of assets	13,194	6,976
Bad debt allowance	(23)	9
Stock-based compensation expense	57,911	96,440
Excess tax benefit on stock-based compensation	(74,442)	(21,667)
Other	582	104
Changes in operating assets and liabilities:
Accounts receivable	(3,504)	(10,966)
Inventory	262	(2,307)
Prepaid expenses and other current assets	(5,259)	(658)
Other assets	(5,619)	1,071
Accounts payable	19,525	2,168
Accrued liabilities	(7,440)	35,019
Income tax payable/receivable	32,756	8,831
Deferred rent	32,911	27,025
Other long-term liabilities	4,826	4,845
Net cash provided by operating activities	683,316	682,067
Investing activities
Purchases of leasehold improvements, property and equipment	(257,418)	(252,590)
Purchases of investments	(559,372)	(521,004)
Maturities of investments	352,650	254,750
Net cash used in investing activities	(464,140)	(518,844)
Financing activities
Acquisition of treasury stock	(460,675)	(88,338)
Excess tax benefit on stock-based compensation	74,442	21,667
Stock plan transactions and other financing activities	(207)	(66)
Net cash used in financing activities	(386,440)	(66,737)
Effect of exchange rate changes on cash and cash equivalents	(4,196)	(224)
Net change in cash and cash equivalents	(171,460)	96,262
Cash and cash equivalents at beginning of year	419,465	323,203
Cash and cash equivalents at end of year	$248,005	$419,465
Supplemental disclosures of cash flow information
Income taxes paid	$248,547	$280,687
Increase (decrease) in purchases of leasehold improvements, property and equipment accrued in accounts payable and accrued liabilities	$(2,870)	$9,424
Increase in acquisition of treasury stock accrued in accrued liabilities	$25,178	$-

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

 (dollars in thousands)

	For the three months ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2015	2015	2015	2015	2014
Number of restaurants opened	79	53	48	49	60
Restaurant relocations	-	-	(1)	(1)	(1)
Number of restaurants at end of period	2,010	1,931	1,878	1,831	1,783
Average restaurant sales	$2,424	$2,532	$2,530	$2,516	$2,472
Comparable restaurant sales increase (decrease)	(14.6%)	2.6%	4.3%	10.4%	16.1%